Exhibit 10.6

$55,000,000

EXIT LOAN FACILITY AGREEMENT

Dated as of August ___, 2016

Among

LIFE PARTNERS POSITION HOLDER TRUST,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

VIDA CAPITAL, INC.,
as Exit Loan Agent

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(i)

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(Continued)

(ii)

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(Continued)

(iii)

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(Continued)

SCHEDULES

Schedule I	-	Applicable Lending Offices
Schedule 4.01(b)	-	[Reserved]
Schedule 4.01(c)	-	Subsidiaries
Schedule 4.01(g)	-	Litigation
Schedule 4.01(k)	-	Environmental Disclosure
Schedule 4.01(m)	-	Investments
Schedule 4.01(n)	-	Intellectual Property

EXHIBITS

Exhibit A	-	Form of Exit Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption

(iv)

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EXIT LOAN FACILITY AGREEMENT

EXIT LOAN FACILITY AGREEMENT, dated as of _______ ____, 2016, among (i) Life Partners Position Holders Trust, a Texas common law trust (the “Borrower”), (ii) the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Assumption (each individually a “Lender,” and collectively, “Lenders”), and (iii) Vida Capital, Inc., as administrative and collateral agent for the Lenders (the “Exit Loan Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, on January 20, 2015 (the “LPHI Filing Date”), LPHI filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (such court, together with any other court having competent jurisdiction over the case from time to time, the “Bankruptcy Court”), commencing its chapter 11 case (the “LPHI Case”).

WHEREAS, on May 19, 2015 (the “Subsidiary Filing Date”), LPI and LPIFS (collectively, the “Subsidiary Debtors”) each filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Subsidiary Cases”, and collectively with the LPHI Case, the “Cases”).

WHEREAS, the Borrower has requested that the Lenders provide an exit financing facility consisting of a term loan agreement to fund the repayment of the Pre-Effective Date Maturity Funds Loans and the DIP Credit Facility and to fund Borrower’s ongoing premium payments, expenses and related reserve requirements.

WHEREAS, to provide security for the Exit Loan Obligations (as hereinafter defined) of the Borrower hereunder and under the other Financing Agreements (as hereinafter defined), the Borrower will grant to the Exit Loan Agent, for the benefit of the Lenders and the other Lenders (as hereinafter defined), certain security interests, liens, and other rights and protections pursuant to the terms hereof, and other rights and protections, as more fully described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

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“Accounts Agreement” means the Securities and Deposit Account Agreement and Securities and Deposit Account Control Agreement to be entered into among the Borrower, the Depository, the trustee under the indenture for the NEW IRA Notes, the Collateral Agent and LPI and certain other parties in substantially the form filed as Docket No. [_______] to the disclosure statement for the Joint Plan.

“Activities” has the meaning specified in  Section 11.02(b).

“Additional Guarantor” has the meaning specified in Section 12.06.

“Administrative Agent” means Vida Capital, Inc., as administrative agent under the Revolving Line of Credit.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Exit Loan Agent.

“Advance” means an advance made by a Lender or the Exit Loan Agent to any Borrower under the terms of this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession (whether directly or indirectly) of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agent’s Account ” means the account of the Exit Loan Agent specified by the Exit Loan Agent in writing to the Lenders from time to time.

“Agreement” means this Exit Loan Facility Agreement, as amended.

“Alternate Plan” means any chapter 11 plan that is not the Joint Plan.

“Applicable Lending Office” means, with respect to each Lender, the lending office specified opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Exit Loan Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any sale, lease (as lessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition or any exchange of the Equity Interests in the Borrower or any of its Subsidiaries or any other Property of the Borrower; provided that neither the maturity of any Policy nor any contribution or other disposition made on the Effective Date as contemplated by the Joint Plan shall be deemed to be an Asset Sale.

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“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by  Section 13.07 or pursuant to the definition of “Eligible Assignee”), and accepted by the Exit Loan Agent, in accordance with Section 13.07 and in substantially the form of Exhibit C hereto, or any other form approved by the Exit Loan Agent.

“Bankruptcy Code” has the meaning specified in the recitals to this Agreement.

“Bankruptcy Costs” means administrative and priority claims, professional fees and other amounts payable in accordance with the Joint Plan, including (1) all such amounts reflected in the line item for “Bankruptcy Costs (Administrative and Priority Claims, Professional Fees)” in Exhibit D to the Disclosure Statement for the Joint Plan, and (2) all other amounts the Borrower is obligated to pay under the Joint Plan or the Position Holder Trust Agreement on the Effective Date or as a result of the effectiveness of the Joint Plan.

“Bankruptcy Court” has the meaning specified in the recitals to this Agreement.

“Bankruptcy Law ” means the Bankruptcy Code, or any similar foreign, federal or state law for the relief of debtors.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and local rules of the Bankruptcy Court, each as amended, and applicable to the Cases.

“Beneficial Ownership” has the meaning specified in the Joint Plan.

“Books and Records” means all accounting, title, and legal data, reports and information and all books and records (including, without limitation, customer lists, credit files, computer programs, tapes, disks, punch cards, data processing software, transaction files, master files, printouts and other computer materials and records) pertaining to the Collateral.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing” means a single borrowing consisting of an Advance made by the Exit Loan Lender in the aggregate amount of no more than $55,000,000.00.

“Business Day” means any day that is not a Saturday, Sunday or other day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions in such state are authorized or required by law to close.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cases” has the meaning specified in the recitals to this Agreement.

“Cash” means money, currency or a credit balance in any demand or deposit account.

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“Cash Equivalents” means any of the following, to the extent owned by the Borrower free and clear of all Liens other than Permitted Liens and having a maturity of not greater than 180 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000, (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P or (d) investments, classified in accordance with GAAP as current assets of any Borrower or any of its Subsidiaries, in money market funds that are registered under the Investment Company Act of 1940, as amended, that are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Casualty Event” means any event that causes all or a material portion of the tangible Property of the Borrower to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than as a result of (a) ordinary use and wear and tear or (b) any Event of Eminent Domain.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, including (i) provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, in each case adopted or taking effect after the date of this Agreement and (ii) all requests, rules, guidelines or directives promulgated after the date of this Agreement by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III.

“Chapter 11 Order” means any order entered in the Cases.

“Chapter 11 Trustee” means H. Thomas Moran II, the duly appointed chapter 11 trustee for LPHI.

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“Closing Date” means the date on or after the Effective Date, but no later than three (3) Business Days after the Effective Date, on which the conditions precedent set forth in Section 3.02 shall have been satisfied or waived.

“Collateral” means all assets of the Borrower other than the property securing the New IRA Notes, as set forth in the Joint Plan.

“Collateral Agent” means Vida Capital, Inc., as collateral agent pursuant to the Security Agreement for the Exit Loan Agent, the Lenders, the Administrative Agent and the lenders under the Revolving Line of Credit Facility.

“Commitment” means a Funding Commitment.

“Commitment Fee” has the meaning specified in Section 3.01 of this Agreement.

“Committee” means the Official Committee of Unsecured Creditors appointed in the Cases.

“Communications” has the meaning specified in  Section 13.02(b).

“Confidential Information” means information that the Borrower furnishes to the Exit Loan Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public (other than as a result of a breach by the Exit Loan Agent or any Lender of its obligations hereunder) or that is or becomes available to the Exit Loan Agent or such Lender from a source other than the Borrower or any of its agents or representatives that is not, to the Exit Loan Agent’s or such Lender’s knowledge, acting in violation of a confidentiality agreement with the Borrower, or is independently developed by the Exit Loan Agent or such Lender (other than as a result of a breach by the Exit Loan Agent or any Lender of its obligations hereunder).

“Contest” means, with respect to any matter or claim involving any Person, that such Person is contesting such matter or claim in good faith and by appropriate proceedings timely instituted; provided that the following conditions are satisfied: (a) such Person has established adequate reserves with respect to the contested items in accordance with GAAP; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; and (c) such contest and any resultant failure to pay or discharge the claimed or assessed amount does not, and could not reasonably be expected to, result in a Material Adverse Effect.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Current Position Holder” has the meaning assigned to it in the Joint Plan.

“Debt ” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (including deferred compensation to employees) (other than trade payables in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by

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notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests; provided that Debt shall not include any payment obligations contemplated under the Joint Plan, (h) all Guaranteed Debt of such Person, and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

“Debtor” means each of LPHI, LPI and LPIFS individually and “Debtors” means LPHI, LPI and LPIFS collectively.

“Default” means any Event of Default or any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Depository” means the institution acting as a securities intermediary and bank (as such terms are defined in the Uniform Commercial Code as in effect in the State of Texas).

“DIP Credit Facility” means that certain $10,000,000.00 financing facility dated as of August __, 2016 among LPHI, LPI, LPIFS, Vida Capital, Inc., as agent and the lenders from time to time party thereto.

“Effective Date” has the meaning specified in  Section 3.02.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) a Qualified Participant; and (e) any other Person (other than an individual) approved by the Exit Loan Agent.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any binding and applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to

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the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Borrower, is treated as a single employer or is under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event ” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or its regulations; (b) the failure to satisfy the minimum funding standard (as defined in Section 412 of the Internal Revenue Code and Section 302 of ERISA) whether or not waived with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate a Plan, pursuant to Section 4041 (a)(2) of ERISA; (d) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA that would reasonably be likely to result in liability to the Borrower; (e) a lien under Section 302(f) of ERISA has been imposed on any Plan and remains unsatisfied; (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Event of Eminent Domain” means any action, series of actions, omissions or series of omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or a material portion of the Property of the Borrower or any of its Subsidiaries (including any Equity Interests in the Borrower or any of its Subsidiaries) or (b) by which such Governmental Authority assumes custody or control of the Property (other than immaterial portions of such

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Property) or business operations of the Borrower or any Subsidiary thereof or any Equity Interests of any the Borrower or any Subsidiary thereof.

“Events of Default” has the meaning specified in  Section 10.01.

“Excluded Taxes” has the meaning specified in Section 2.13(a).

“Exit Loan” means the Borrowing made to the Borrower pursuant to Section 2.01.

“Exit Loan Agent” has the meaning specified in the preamble to this Agreement.

“Exit Loan Lender” means the Lender party hereto on the date hereof.

“Exit Loan Obligations” means, with respect to the Borrower, any payment, performance or other obligation of the Borrower hereunder or under any other Financing Agreement, including, without limitation, any such liability of the Borrower, whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured. Without limiting the generality of the foregoing, the Exit Loan Obligations of the Borrower under the Financing Agreements include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Financing Agreement and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Exit Loan Agent from three Federal funds brokers of recognized standing selected by it.

“Filing Date” means the LPHI Filing Date or the Subsidiary Filing Date, each as defined in the preliminary statements to this Agreement and as the context may require.

“Financing Agreements” means, collectively, this Agreement, the Revolving Line of Credit, the Plan Collaboration Agreement, the Accounts Agreement, any Notes from time to time outstanding, the Security Agreement and all other notes, guarantees, security agreements, deposit account control agreements, investment property control agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by the Borrower in connection with and as contemplated by this Agreement.

“Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries ending on December 31 in any calendar year.

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“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Commitment” means, for the Exit Loan Lender, the principal amount of $55,000,000.

“Funding Date” has the meaning specified in Section 2.01.

“GAAP” has the meaning specified in  Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political, administrative or regulatory subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Debt” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that Guaranteed Debt shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith or if less, the maximum stated amount of the applicable Guaranteed Debt.

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“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Indemnified Costs” has the meaning specified in  Section 11.08(a).

“Indemnified Party” has the meaning specified in  0.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any of the Financing Agreements and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“Joint Plan ” means the Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code dated June 21, 2016, proposed by the Chapter 11 Trustee, the Subsidiary Debtors and the Committee, as the same may be modified or amended from time to time.

“Joint Plan Confirmation Order” an order by the Bankruptcy Court confirming the Joint Plan, with such changes, if any, as approved by the Required Lenders.

“Lender” and “Lenders” have the meanings specified in the recital of parties to this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real Property.

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“Litigation Award” means any payments or amounts received by the Borrower pursuant to, or in connection with or relating to, any litigation, arbitration or similar proceeding or pursuant to any indemnity obligation of any Person.

“LPHI” means Life Partners Holdings, Inc.

“LPI” means Life Partners, Inc.

“LPIFS” means LPI Financial Services, Inc.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower, taken as a whole, (b) the rights and remedies of the Exit Loan Agent or the Lenders under any Financing Agreement, (c) the Collateral or (d) the ability of the Borrower to perform its Obligations under any Financing Agreement to which it is or is to be a party (in each case other than as a result of the commencement or continuation of the Cases).

“Maturity Date” means the date that is two (2) years following the Effective Date.

“Maturity Funds ” means cash proceeds held by any third party generated by or from the maturity of any Policy.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA subject to Title IV of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could reasonably be expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means:

(a)       with respect to any Asset Sale, the excess, if any, of (i) the sum of Cash and Cash Equivalents paid, as the context may require, to the Borrower in connection with such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so paid, as the context may require) minus (ii) the reasonable and customary out of pocket costs, fees, commissions, premiums and expenses incurred by the Borrower, including reasonable and customary fees and expenses for counsel and a financial advisor, in connection with such Asset Sale to the extent such amounts were not deducted in determining the amount referred to in clause (i);

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(b)          with respect to the incurrence or issuance of any Debt by the Borrower (other than with respect hereto or any other Financing Agreement), the excess, if any, of (i)  the sum of the Cash and Cash Equivalents paid, as the context may require, to the Borrower in connection with such incurrence or issuance minus (ii) the underwriting discounts and commissions or other similar payments, and other reasonable and customary out of pocket costs, fees, commissions, premiums and expenses incurred by the Borrower in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i);

(c)          with respect to any Equity Issuance, the excess of (i) the sum of the Cash and Cash Equivalents paid, as the context may require, to the Borrower in connection with such sale or issuance minus (ii) the reasonable and customary underwriting discounts and commissions or similar payments, and other out of pocket costs, fees, commissions, premiums and expenses incurred by the Borrower in connection with such sale or issuance, including reasonable and customary fees and expenses for counsel and a financial advisor, to the extent such amounts were not deducted in determining the amount referred to in clause (i); and

(d)          with respect to any Event of Eminent Domain or Casualty Event, the excess, if any, of (i) the sum of Cash and Cash Equivalents paid, as the context may require, the Borrower in connection with such Event of Eminent Domain or Casualty Event minus (ii) the sum of the reasonable and customary out of pocket costs and expenses, including reasonable and customary attorneys’ fees, incurred by the Borrower in connection with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds to the extent such amounts were not deducted in determining the amount referred to in clause (i).

“New IRA Notes” has the meaning specified in the Joint Plan.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender, as amended.

“NPL” means the National Priorities List under CERCLA.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Person ” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

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“Plan” means a Single Employer Plan or a Multiple Employer Plan. “Plan Collaboration Agreement” means the Plan Collaboration Agreement dated as of _______, __, 2016 among the Chapter 11 Trustee, the Subsidiary Debtors, the Committee and Vida Capital, Inc.

“Policies” has the meaning specified in the Joint Plan, and “Policy” means any one of the Policies.

“Position Holder Trust Beneficiary” has the meaning ascribed to it in the Joint Plan.

“Pre-Effective Date Maturity Funds Loans” means the financing facility approved by the Bankruptcy Court in the Cases by order signed October 22, 2015 [Docket No. 1127] which, among other things, authorized the Chapter 11 Trustee and the Subsidiary Debtors to use up to $25 million of Maturity Funds to fund the Cases and provide adequate protection.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s Property, whether by dividend or upon liquidation.

“Prepayment Date” has the meaning specified in Section 2.07(a).

“Prepayment Event” means the occurrence of a Casualty Event, Event of Eminent Domain, Asset Sale, Equity Issuance, Litigation Award or the incurrence or issuance of any Debt (other than those permitted pursuant to Article IX).

“Pro Rata Share” of any amount means, at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the amount of all the Lenders’ Commitments at such time.

“Property” means any right or interest in or to any asset or property of any kind whatsoever (including Equity Interests), whether real, personal or mixed and whether tangible or intangible, including, without limitation, the Servicing Rights.

“Public Lenders” has the meaning specified in Section 13.02(e).

“Register” has the meaning specified in Section 13.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective partners, directors, officers, employees, agents and advisors.

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“Required Lenders” means, at any time, Lenders owed or holding more than a majority of the aggregate principal amount of the Advances and Commitments outstanding at such time.

“Restricting Information” has the meaning specified in Section 13.02(f).

“Revolving Line of Credit” means that certain Revolving Line of Credit Agreement dated as of _______, __, 2016 the Borrower, the Administrative Agent and the lenders from time to time party thereto.

“Security Agreement” means the Security Agreement to be entered into between the Borrower and the Collateral Agent in form and substance satisfactory to the proponents of the Joint Plan, the Exit Loan Agent, the Exit Loan Lender, the Administrative Agent and the lenders under the Revolving Line of Credit providing for Liens on the Collateral securing the Borrower’s obligations under the Financing Agreements.

“Servicing Rights ” means (a) any rights and obligations that the Debtors or the Borrower may have with regard to servicing the Policies, and (b) the rights and obligations to service the Policies, and administer the investments of the Current Position Holders related thereto, in accordance with the Joint Plan.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA (subject to Title IV of ERISA) that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no other Person or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could reasonably be expected to have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SPC” has the meaning specified in Section 13.07(k).

“Subordinated Obligations” has the meaning specified in Section 12.07.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Debtors” has the meaning specified in the recitals to this Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or any option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or

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pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Tax Distributions” means, for any fiscal year, the Borrower’s member’s aggregate tax obligation with respect to the net income of the Borrower for such fiscal year calculated based on the highest marginal federal income tax rates applicable to individuals.

“Taxes” has the meaning specified in Section 2.13(a).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

Section 1.02          Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Financing Agreements in the computation of periods of time from a specified date to a later specified date, unless the provision expressly specifies otherwise, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Financing Agreements to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms and to the extent permitted under this Agreement.

Section 1.03            Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

ARTICLE II

THE EXIT LOAN

Section 2.01           The Exit Loan. Subject to the terms and conditions set forth herein, the Exit Loan Lender agrees to make one Advance to the Borrower on the Effective Date in an amount not to exceed the Funding Commitment. The Exit Loan Lender’s Funding Commitment shall terminate immediately and without further action on the funding of the Advance comprising the Exit Loan. Any amount borrowed under this Agreement and repaid or prepaid may not be reborrowed.

Section 2.02            The Exit Loan Promissory Note. The Exit Loan shall be evidenced by a promissory note (whether one or more, together with any renewals, extensions and increases thereof, the “Note”) duly executed by the Borrower, payable to the order of the Exit Loan Lender,

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in substantially the form of Exhibit A hereto, in the principal amount of the Exit Loan Lender’s Advance comprising the Exit Loan.

Section 2.03           Repayment of the Exit Loan. The Borrower will repay the outstanding Exit Loan, together with any interest owing under Section 2.08, to the Exit Loan Agent, for the account of the Lenders, no later than the Maturity Date.

Section 2.04            [Reserved].

Section 2.05            [Reserved].

Section 2.06            [Reserved].

Section 2.07            Prepayments.

(a)         The Borrower may, upon at least one Business Day’s notice delivered by 1:00 p.m. (Dallas, Texas time) to the Exit Loan Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising the Exit Loan, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount of $250,000 or an integral multiple of $50,000 in excess thereof; provided further, however, that the Exit Loan may not be prepaid in part under any circumstances before one hundred eighty (180) days after the Effective Date (the “Prepayment Date”) without payment by the Borrower of the Prepayment Fee. If the Exit Loan is prepaid prior to the Prepayment Date, then the Borrower shall pay to the Exit Loan Agent for account of the Lenders a prepayment fee equal to the interest which would have been earned on the Exit Loan from the date of such prepayment of the Exit Loan to the Prepayment Date had the Exit Loan not been prepaid (the “Prepayment Fee”). The Prepayment Fee shall be incurred in the event of any prepayment of the Exit Loan prior to the Prepayment Date for any reason, including, without limitation, the acceleration of the maturity of the Exit Loan after a default. The Prepayment Fee, if incurred under the terms set forth herein, may be paid to the Exit Loan Agent for account of the Lenders at any time on or before the Maturity Date. After the Prepayment Date, Borrower may prepay the Exit Loan, in whole or in part, without penalty, and interest shall immediately cease upon any principal so prepaid. All partial prepayments shall be applied first to accrued interest and the balance to the remaining principal.

(b)        Upon the occurrence of a Prepayment Event, the Borrower shall pay the Net Cash Proceeds of such event towards the outstanding balance of any advances made under the terms of the Revolving Line of Credit, with the remaining balance of such Net Cash Proceeds to be paid to the Exit Loan Agent as a prepayment of the outstanding principal of the Exit Loan. All prepayments under this clause (b) shall be made together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid.

Section 2.08            Interest.

(a)        Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of the Exit Loan owing to each Lender from the date of such Advance until

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such principal amount shall be paid in full, at a rate of thirteen percent (13%) per annum, calculated daily on the aggregate amount of the outstanding Advances made under this Agreement. Such interest shall be payable in arrears quarterly on the last Business Day of each calendar quarter, beginning with the fiscal quarter ending on [December 31, 2016] and on the Maturity Date.

(b)        Default Interest. During the continuance of any Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in Section 2.08(a), at a rate of eighteen percent (18%) per annum, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Financing Agreement to the Exit Loan Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum of equal to the lesser of (i) eighteen percent (18%) or (ii) the maximum rate allowed by applicable state or federal law.

Section 2.09            [Reserved].

Section 2.10            [Reserved].

Section 2.11            Increased Costs, Etc.

(a)        If, due to either (i) a Change in Law or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) occurring after the date of this Agreement, there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Advances (excluding, for purposes of this Section 2.11, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Exit Loan Agent), pay to the Exit Loan Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that a Lender claiming additional amounts under this Section 2.11(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)        If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) that becomes effective or is made after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is

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increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender or such corporation (with a copy of such demand to the Exit Loan Agent), the Borrower shall pay to the Exit Loan Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by such Lender shall be prima-facie evidence thereof, absent manifest error.

(c)        [RESERVED].

(d)        For the purposes of this Section 2.11, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by any Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been introduced or adopted after the date of this Agreement only if actually introduced or adopted after the date of this Agreement.

Section 2.12          Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Financing Agreements, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.16) not later than 12:00 Noon (Dallas, Texas time) on the day when due in U.S. dollars to the Exit Loan Agent at the Agent’s Account in same day funds, with payments being received by the Exit Loan Agent after such time being deemed to have been received on the next succeeding Business Day. The Exit Loan Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Financing Agreements to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 13.07(d), from and after the effective date of such Assignment and Assumption, the Exit Loan Agent shall make all payments hereunder and under the other Financing Agreements in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)        [Reserved].

(c)        All computations of interest shall be made by the Exit Loan Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are

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payable. Each determination by the Exit Loan Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)        Whenever any payment hereunder or under the other Financing Agreements shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)        Unless the Exit Loan Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Exit Loan Agent may assume that the Borrower has made such payment in full to the Exit Loan Agent on such date and the Exit Loan Agent may (but shall not be obligated to), in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Exit Loan Agent, each such Lender shall repay to the Exit Loan Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Exit Loan Agent, at the greater of the Federal Funds Rate and a rate determined by the Exit Loan Agent in accordance with banking industry practices on interbank compensation.

(f)         If the Exit Loan Agent receives funds for application to the Exit Loan Obligations under circumstances for which the Financing Agreements to not specify the Advances to which, or the manner in which such funds are to be applied, the Exit Loan Agent shall distribute such funds to each of the Lenders in accordance with such Lender’s pro rata share of the sum of (i) the aggregate principal amount of the Exit Loan outstanding at such time, and (ii) other Exit Loan Obligations then owing to such Lender for application to the principal thereof.

Section 2.13            Taxes. (a) Any and all payments to or for the account of any Lender or the Exit Agent hereunder or under any other Financing Agreement shall be made, in accordance with Section 2.12 or the applicable provisions of such other Financing Agreement, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Exit Loan Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or the Exit Agent, as the case may be, is organized and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (“Excluded Taxes”) (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Financing Agreement other than the Excluded Taxes being hereinafter referred to as “Taxes”). If any amount with respect to Taxes shall be required by law to be deducted from or in respect of any

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sum payable hereunder or under any other Financing Agreement to any Lender or the Exit Loan Agent, (i) the Borrower shall cause the sum payable to be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Exit Loan Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall ensure that all such deductions have been made and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)        In addition, the Borrower shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by the Borrower hereunder or under any other Financing Agreements or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Financing Agreements (hereinafter referred to as “Other Taxes”).

(c)        The Borrower shall indemnify each Lender and the Exit Loan Agent for and hold them harmless against the full amount of Indemnified Taxes, including the full amount of Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Lender or the Exit Loan Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date such Lender or the Exit Loan Agent (as the case may be) makes written demand therefor.

(d)        Within thirty (30) days after the date of any payment of Indemnified Taxes, the Borrower shall furnish to the Exit Loan Agent, at its address referred to in Section 13.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Exit Loan Agent. For purposes of subsections (e) and (f) of this Section 2.13, the term “United States” shall have the meaning specified in Section 7701 of the Internal Revenue Code.

(e)        Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Exit Loan Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN, W-8BEN-E or W-8EC1 (or in the case of a Lender that has certified in writing to the Exit Loan Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W -8BENor W-8BEN-E), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Financing Agreement or, in the case of a Lender that has certified that it is not a “bank” as described above, certifying that

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such Lender is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate on interest payments in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8EC1 or the related certificate described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f)        For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.13 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g)        Any Lender claiming any additional amounts payable pursuant to Section 2.11 or this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.14            Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set- off, or otherwise), other than as a result of an assignment pursuant to Section 13.07, (a) on account of Exit Loan Obligations due and payable to such Lender hereunder and under the other Financing Agreements at such time in excess of its ratable share (according to the proportion of (i) the amount of such Exit Loan Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Exit Loan Obligations due and payable to all Lenders hereunder and under the other Financing Agreements at such time) of payments on account of the Exit Loan Obligations due and payable to all Lenders hereunder and under the other Financing Agreements

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at such time obtained by all the Lenders at such time or (b) on account of Exit Loan Obligations owing (but not due and payable) to such Lender hereunder and under the other Financing Agreements at such time in excess of its ratable share (according to the proportion of (i) the amount of such Exit Loan Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Exit Loan Obligations owing (but not due and payable) to all Lenders hereunder and under the other Financing Agreements at such time) of payments on account of the Exit Loan Obligations owing (but not due and payable) to all Lenders hereunder and under the other Financing Agreements at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Exit Loan Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (x) the amount of such other Lender’s required repayment to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

Section 2.15           Use of Proceeds. The proceeds of the Exit Loan shall be available (and the Borrower agrees that it shall use such proceeds) solely (i) to pay the Pre-Effective Date Maturity Funds Loans and repay the DIP Credit Facility in full, including all accrued and unpaid interest, (ii) to pay Bankruptcy Costs, (iii) to fund ongoing premium payments related to Policies, (iv) to fund reserves established by the Borrower for future premium payments on Policies and (v) to fund the Commitment Fee and the initial unused line fee under the Revolving Line of Credit.

Section 2.16            [Reserved]

Section 2.17            Additional Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)        The Register maintained by the Exit Loan Agent pursuant to Section 13.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable

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from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Exit Loan Agent from the Borrower hereunder and each Lender’s share thereof.

(c)         Entries made in good faith by the Exit Loan Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Exit Loan Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF LENDING

Section 3.01            The Commitment Fee. The Borrower hereby agrees that the Borrower shall pay to the Exit Loan Agent, on the Effective Date, the aggregate sum of $300,000 (the “Commitment Fee”), which sum is to be paid from the proceeds of the Exit Loan.

Section 3.02            Conditions Precedent to the Exit Loan. Section 2.01 of this Agreement shall become effective on and as of the “Effective Date” (as defined in the Joint Plan), subject only to the requirement that the following conditions precedent have been satisfied or waived by the Exit Loan Agent and the Exit Loan Lender (and the obligation of the Exit Loan Lender to make the Exit Loan is subject to the satisfaction or waiver of such conditions precedent) (the “Effective Date”):

(a)        The Exit Loan Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lenders (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

 (i)        The Note to be delivered pursuant to Section 2.02.

 (ii)       The Accounts Agreement.

 (iii)      The Security Agreement.

 (iv)      Any document requested by the Collateral Agent on or before the Effective Date pursuant to Article V or the Security Agreement.

(v)        A certificate of the Chapter 11 Trustee for Life Partners Holdings, Inc. certifying the names and true signatures of the trustee of the Borrower authorized to sign each Financing Agreement to which the Borrower is to be a party and the other documents to be delivered hereunder and thereunder, and attaching a copy of the Joint Plan Confirmation Order.

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 (vi)     [RESERVED]

 (vii)    [RESERVED]

 (viii)   [RESERVED]

 (ix)      [RESERVED].

(b)        [RESERVED].

(c)        [RESERVED].

(d)        The Bankruptcy Court shall have entered a Joint Plan Confirmation Order, and such Joint Plan Confirmation Order shall be in full force and effect, and shall not (in whole or in part) have been reversed, modified, amended, stayed, or vacated, or be subject to a stay pending appeal.

(e)         The Borrower shall be in compliance in all material respects with the Joint Plan Confirmation Order.

(f)         [RESERVED].

(g)        [RESERVED].

(h)        The Lenders shall have been granted a perfected, first priority lien on all Collateral, pursuant to the Joint Plan Confirmation, the Security Agreement, Order and the Accounts Agreement.

(i)         [RESERVED].

(j)         {RESERVED].

(k)        [RESERVED].

Section 3.03            [RESERVED].

Section 3.04            [RESERVED].

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01            Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)        If applicable, the Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases Property or in which the conduct of its business requires it to so qualify or be

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licensed except where the failure to so qualify or be licensed could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and (iii) has all requisite corporate power and authority, including, without limitation, all Governmental Authorizations to own or lease and operate its Properties and to carry on its business as now conducted and as proposed to be conducted.

(b)        [RESERVED].

(c)        Set forth on Schedule 4.01(c) hereto is a complete and accurate list of all Subsidiaries of the Borrower on the date hereof, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by the Borrower and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.

(d)        The execution, delivery and performance by the Borrower of each Financing Agreement to which it is or is to be a party are within the Borrower’s trust powers, have been duly authorized by all necessary action, and will not (i) contravene the Borrower’s trust agreement, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, or (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower or any of its Properties. The Borrower is not violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or is in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, in each case, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.

(e)         No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party that has not already been obtained is required for (i) the operation of the business of the Borrower as required by applicable law, (ii) the due execution, delivery, recordation, filing or performance by the Borrower of any Financing Agreement to which it is or is to be a party, (iii) the grant by the Borrower of the Liens granted by it pursuant to the Security Agreement, (iv) the perfection or maintenance of the Liens created under the Security Agreement (including the applicable priority nature thereof), other than customary filings and extensions or (v) except for approvals, notices and authorizations required by any applicable Government Authority in connection with the transfer of ownership of any regulated business, the exercise by the Exit Loan Agent or any Lender of its rights under the Financing Agreements or the remedies in respect of the Collateral pursuant to the Security Agreement or the Accounts Agreement, except for the authorizations, approvals, actions, notices and filings the failure of which to obtain or make, could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, all of which have been duly obtained, taken, given or made and are in full force and effect.

(f)         This Agreement has been, and each other Financing Agreement when delivered hereunder will have been, duly executed and delivered by the Borrower. This

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Agreement is, and each other Financing Agreement when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

(g)        There is no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of the Borrower, threatened before any Governmental Authority or arbitrator that could reasonably be likely to have a Material Adverse Effect, other than as set forth in Schedule 4.01(g).

(h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(i)         [RESERVED].

(j)         No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in liability in excess of $1,000,000 of the Borrower or any ERISA Affiliate.

(k)        (i)        Except as otherwise set forth on Part I of Schedule 4.01(k) hereto or the Phase I reports referred to in Section 6.11(a), the operations and Properties of the Borrower and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs, and no circumstances exist that could reasonably be likely to (A) form the basis of an Environmental Action against the Borrower, any of its Subsidiaries or any of their Properties that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or (B) cause any such Property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii)       Except as otherwise set forth on Part II of Schedule 4.01(k) hereto, none of the Properties currently or formerly owned or operated by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such Property.

(iii)      Except as otherwise set forth on Part III of Schedule 4.01(k) hereto or in the Phase I reports referred to in Section 6.11(a), or as could not reasonably be expected to result in material liability, (A) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any Property currently owned or operated by the Borrower or any of its Subsidiaries or, to its knowledge, on any Property formerly owned or operated by the Borrower or any of its Subsidiaries; (B) there is no asbestos or asbestos-containing material on any Property currently owned or operated by the Borrower or any of its Subsidiaries; and (C) Hazardous Materials have not been released, discharged or

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disposed of on any Property currently or, to its knowledge, formerly owned or operated by the Borrower or any of its Subsidiaries.

 (iv)       Except as otherwise set forth on Part IV of Schedule 4.01(k) hereto, neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any material investigation, assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any Property currently or formerly owned or operated by the Borrower or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to the Borrower or any of its Subsidiaries.

(l)         (i)        Neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement.

 (ii)        The Borrower and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties to the extent, in the case of the Debtors, permitted to be paid (or required to be paid) under the Bankruptcy Code, except any taxes, penalties and interests shown on the proofs of claim filed by the IRS and the Texas Comptroller that are currently being contested, or where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

 (iii) The aggregate unpaid amount, as of the date hereof, of adjustments to the state, local and foreign tax liability of the Borrower and its Subsidiaries proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. No issues have been raised by such taxing authorities that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.

(m)      Neither the business nor the Properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be likely to have a Material Adverse Effect.

(n)       Set forth on Schedule 4.01(m) hereto is a complete and accurate list of all Investments (other than Investments otherwise scheduled hereunder or comprised of plants, real property, equipment, Investments in Subsidiaries or interests in Policies) held by the Borrower on the date hereof having a value of at least $250,000, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

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(o)        Set forth on Schedule 4.01(n) hereto is a complete and accurate list of all material patents, trademarks, trade names, service marks and copyrights, and all applications therefor and any material licenses thereof, of the Borrower on the date hereof, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

(p)       The Borrower has good, legal and valid title or otherwise has the right to use all equipment and personal Property, tangible or intangible, which is used in the day to day operations of the business of the Borrower and which is necessary to conduct the business of the Borrower in accordance with applicable law, Governmental Authorizations and the Financing Agreements, except where the failure to have such title or right of use could not reasonably be expected to have a Material Adverse Effect on the business and operation of the Borrower.

(q)        [RESERVED].

ARTICLE V

GRANT AND PERFECTION OF SECURITY INTEREST AND PRIORITY OF LIENS

Section 5.01           Grant of Security Interest To secure payment and performance of all Exit Loan Obligations, the Borrower hereby agrees to grant to the Collateral Agent, for itself and the benefit of the Lenders, in the Security Agreement a continuing security interest in, a lien upon, and hereby collaterally assigns to the Collateral Agent, for itself and the benefit of the Lenders, as security for the Exit Loan Obligations, the Collateral.

Section 5.02           Perfection and Priority of Security Interests. (a) The Exit Loan Obligations shall at all times be entitled to a first priority, perfected security interest in, and lien upon all of the Collateral; provided, however, the security interests securing payment of the Revolving Line of Credit shall be entitled to a pari passu, first priority perfected security interest in the Collateral.

(b)       Notwithstanding the forgoing subsection (a), any advances made under the terms of or pursuant to the Pre-Effective Date Maturity Funds Loans following the Effective Date shall be entitled to a pari passu, perfected security interest in death benefits related to Beneficial Ownership in the Policies held by the Position Holder Trust; provided, however, that any such advances shall be subject to the terms of Article IX herein.

Section 5.03           Further Actions. The Security Agreement shall provide, among other things, that, to the extent permitted under the Accounts Agreement and the security agreements referred to therein, the Borrower shall take any other actions reasonably requested by the Collateral Agent from time to time to cause the attachment, perfection and agreed priority of, and the ability of the Collateral Agent to enforce, the security interest of the Collateral Agent, for itself and for the benefit of the Lenders, in any and all of the Collateral, including, without limitation, (a) executing and delivering a security agreement evidencing the grant of any security interest contemplated herein, (b) executing, delivering and, where appropriate, filing mortgages, financing statements and amendments relating thereto under the UCC or other applicable law, to

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the extent, if any, that the Borrower’s signature thereon is required therefor, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Collateral Agent to enforce, the security interest of the Collateral Agent in such Collateral and (d) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Advance or any other Exit Loan Obligation of the Borrower under any Financing Agreement shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

Section 6.01           Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except where such non-compliance could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 6.02           Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its Property, except where such non-payment could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its Property; provided, however, that the Borrower shall not be required to pay or discharge any such tax, assessment, charge or claim that is subject to Contest, unless and until any Lien resulting therefrom attaches to its Property and becomes enforceable against its other creditors.

Section 6.03           [RESERVED].

Section 6.04           [RESERVED].

Section 6.05           Preservation of Existence, Etc. (a) (i) Subject to the terms of the Joint Plan, the Joint Plan Confirmation Order and the Servicing Agreement, cause each of its Subsidiaries to preserve, renew and keep in full force and effect, its organizational existence and (ii) take all reasonable steps and cause each of its Subsidiaries to take all reasonable steps to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 9.05 and except, in the case of clause (ii) above, to the extent that failure to do could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and (b) comply with all

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Contractual Obligations, to the extent that failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 6.06          Visitation Rights. At any reasonable time and from time to time, permit the Exit Loan Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and, upon prior notice and during normal business hours, (a) visit the Properties of the Borrower and (b) permit the Exit Loan Agent or any of the Lenders to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors and with its independent certified public accountants, provided the Exit Loan Agent and the Lenders shall use reasonable efforts to coordinate such visits in order to mitigate any burden on the operation of the business of the Borrower and any such visit shall be conducted in the presence of one or more representatives of the Borrower; and provided further that the rights of the Exit Loan Agent and the Lenders under this Section shall be subject to limitations imposed by privacy and similar laws such as the Texas Life Settlement Act and the United States Health Insurance Portability and Accountability Act.

Section 6.07           Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower, each of its Subsidiaries, as the case may be, in accordance with GAAP in effect from time to time.

Section 6.08           [RESERVED].

Section 6.09          Further Assurances. (a) Promptly upon request by the Required Lenders, to the extent permitted under the Financing Agreements, correct any material defect or error that may be discovered in any Financing Agreement or in the execution, acknowledgment, filing or recordation thereof, to the extent permitted under the terms thereof.

(b)        [RESERVED.]

Section 6.10            [RESERVED].

Section 6.11           [RESERVED].

Section 6.12            [RESERVED].

Section 6.13            Bankruptcy Related Matters.

(a)        [RESERVED].

(b)        Comply in all material respects with the Joint Plan Confirmation Order, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

(c)        Provide the Lenders and the Exit Loan Agent with reasonable access to non-privileged information (including historical information) and relevant personnel regarding strategic planning, cash and liquidity management, operational and restructuring activities, in each case subject to customary confidentiality restrictions.

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(d)        [RESERVED].

Section 6.14           [RESERVED].[RESERVED].

ARTICLE VII

[RESERVED]

ARTICLE VIII

REPORTING COVENANTS

So long as any Advance or any other Exit Loan Obligation of the Borrower under any Financing Agreement shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will furnish to the Exit Loan Agent and the Lenders:

Section 8.01           Default Notice. As soon as possible and in any event within two Business Days after becoming aware of the occurrence of any Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the trustee of the Borrower setting forth details of such Default or event, development or occurrence and the action, if any, that the Borrower has taken or proposes to take with respect thereto.

Section 8.02         Financial Statements. The Borrower shall promptly provide the Administrative Agent with any financial statements maintained by the Borrower’s trustee.

Section 8.03           [RESERVED].

Section 8.04           [RESERVED]..

Section 8.05           [RESERVED]..

Section 8.06           Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(g).

Section 8.07           [RESERVED].

Section 8.08           Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to the holders of Debt securities pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other section of this Article VIII.

Section 8.09           [RESERVED].

Section 8.10           Agreement Notices, Etc. Promptly upon receipt thereof, and except for any of the same delivered pursuant to a Financing Agreement, (a) copies of all notices, requests and other documents received by the Borrower or any of its Subsidiaries under or

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pursuant to any instrument, indenture, loan or credit or similar agreement, regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests of the Borrower or otherwise have a Material Adverse Effect; (b) copies of any amendment, modification or waiver of any provision of any constituent document of the Borrower or any instrument, indenture, loan or credit or similar agreement; and (c) from time to time upon request by the Exit Loan Agent, such non-privileged information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Exit Loan Agent may reasonably request, but subject to appropriate confidentiality restrictions in the case of clause (a) and this clause (c); provided that in no case shall any notice of breach or default be subject to such confidentiality restrictions.

Section 8.11           ERISA.   (a) ERISA Events and ERISA Reports. (i) Promptly and in any event within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto and (ii) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(b)        Plan Terminations. Promptly and in any event within ten (10) Business Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(c)        Multiemplover Plan Notices. Promptly and in any event within ten (10) Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (i) or (ii).

Section 8.12           [RESERVED]. [RESERVED].

Section 8.14           Casualty Events and Events of Eminent Domain. Promptly give notice to the Exit Loan Agent of the occurrence of any Casualty Event or Event of Eminent Domain, in each case, whether or not insured and involving a probable loss of $50,000 or more.

Section 8.15        Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries as the Exit Loan Agent, acting at the request of any Lender, may reasonably from time to time request; provided that the rights of the Exit Loan Agent and the Lenders under this Section shall be subject to limitations imposed by privacy and similar laws such as the Texas Life Settlement Act and the United States Health Insurance Portability and Accountability Act.

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ARTICLE IX

NEGATIVE COVENANTS

Until the Exit Loan Obligations have been fully satisfied, the Borrower covenants and agrees with the Exit Loan Agent and the Lenders that:

Section 9.01            Debt. Absent express written consent from the Exit Loan Agent, the Borrower shall be prohibited from creating, incurring, assuming, or permitting to exist any Debt, including, but not limited to, any Debt under the terms of the Pre-Effective Date Maturity Funds Loans, except:

(a)        [Reserved];

(b)        Debt created herein or under the terms of any of the Financing Agreements;

(c)        [Reserved];

(d)        Debt existing on the date hereof and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

(e)        Debt evidenced by the New IRA Notes;

(f)         Debt that will be repaid from the proceeds of the Exit Loan pursuant and subject to Section 2.15; and

(g)       [Reserved].

Section 9.02            Liens. Absent express written consent from the Administrative Agent, the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)        Liens contemplated by the Joint Plan and the Joint Plan Confirmation Order;

(b)        Liens created under the Security Agreement; and

(c)        Liens contemplated by the Accounts Agreement and the security agreements referred to therein.

Section 9.03           Fundamental Changes. The Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, other than any Subsidiary as of the date hereof. The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and

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its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto. The Borrower will have no Subsidiary other than Subsidiaries as of the date hereof.

Section 9.04           Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)        Cash Equivalents;

(b)        Investments contemplated by the Accounts Agreement (other than with respect to any securities account or deposit account of the Borrower not subject to a Lien);

(c)        the Borrower’s rights and interests in the Policies, including any acquired after the Effective Date, pursuant to the Joint Plan and the Borrower’s trust agreement; and

(d)        [Reserved].

Section 9.05           Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)        sales, transfers and dispositions contemplated by the Joint Plan and the Borrower’s trust agreement;

(b)        sales of asset in the ordinary course of business; and

(c)       dispositions contemplated by the Accounts Agreement; provided that the maturity of any Policy shall not be considered a disposition of such Policy or any interest therein for purposes of this Section.

Section 9.06           Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within ninety (90) days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

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Section 9.07          Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any of its Subsidiaries has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest–bearing liability or investment of the Borrower or any Subsidiary thereof.

Section 9.08           Certain Payments of Debt.

(a)        [RESERVED].

(b)        [RESERVED].

(c)        Certain Payments of Debt. The Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Debt, except:

 (i)    any payment of Debt contemplated by the Joint Plan, including the New IRA Notes; and

 (ii)       payment of Debt created under the Financing Agreements and, Debt arising under the Pre-Effective Date Maturity Fund Loans.

 (iii)      [Reserved].

Section 9.09           Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s -length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, and (c) any transactions contemplated by the Joint Plan.

Section 9.10           Restrictive Agreements. Except as contemplated by the Joint Plan, the Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist, any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests it has issued or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Debt of the Borrower or any other Subsidiary.

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Section 9.11           Amendment of Material Documents. Absent express written consent of the Exit Loan Agent, the Borrower will not, nor will it permit any Subsidiary to, amend, modify or waive any rights of the Borrower, the Exit Agent or Lenders under any agreement contemplated by the Joint Plan.

Section 9.12           Change in Fiscal Year. The Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal year is calculated.

Section 9.13          Government Regulations. The Borrower will not: (a) be or become subject at any time to any law, rule or regulation, or list of any Government Authority (including the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by any Lender at any time to enable each Lender to verify its identity or to comply with any applicable laws, rules and regulations, including Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

Section 9.14         Specific Distributions. Absent express written consent from the Exit Loan Agent, the Borrower shall be prohibited from making any distributions to Position Holder Trust Beneficiaries under the Borrower’s trust agreement until such time that the Borrower pays to the Exit Loan Agent, for the account of the Lenders, the principal amount of all Advances made by the Lenders to the Borrower under the terms of this Agreement, together with all interest owing by the Borrower pursuant to Section 2.08.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.01          Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)        (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or the Borrower shall fail to make any other payment due under any Financing Agreement, in each case under this clause (ii) within five (5) Business Days after the same shall become due and payable; or

(b)        any representation, warranty or certification made by, or deemed made by, the Borrower (or any of its officers) under or in connection with any Financing Agreement shall prove to have been incorrect in any material respect as of the date made or deemed made; or

(c)        the Borrower shall fail to pay the Commitment Fee; or

(d)        the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Financing Agreement on its part to be performed or observed if such failure shall remain unremedied for ten (10) Business Days after the earlier of

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the date on which (i) the Borrower becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Exit Loan Agent or any Lender; or

(e)        the Borrower shall accrue new indebtedness under the Pre-Effective Date Maturity Funds Loans in violation of Section 9.01; or

(f)         any judgments which are in the aggregate in excess of $100,000 (in excess of insurance coverage) as to any obligation shall be rendered against the Borrower and the enforcement thereof shall not be stayed (by court ordered stay or by consent of the party litigants); or there shall be rendered against the Borrower a non-monetary judgment with respect to an event which causes or would reasonably be expected to cause a material adverse change or a Material Adverse Effect; or

(g)        any material provision of any Financing Agreement after delivery thereof pursuant to Section 3.02 or 6.09 shall for any reason cease to be valid and binding on or enforceable against the Borrower to it, or the Borrower shall so state in writing; or

(h)        any event of default shall occur under the terms of the Revolving Line of Credit as the term “Event of Default” is defined therein; or

(i)         [Reserved]; or

(j)         [Reserved]; or

(k)        [Reserved]; or

(l)         [Reserved]; or

(m)       [Reserved]; or

(n)        [Reserved]; or

(o)        [Reserved]; or

(p)        [Reserved]; or

(q)        [Reserved]; or

(r)         [Reserved]; or

(s)        Certain Bankruptcy Related Events:

 (i)        [Reserved];

 (ii)       [Reserved];

 (iii)      [Reserved];

 (iv)      [Reserved];

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 (v)      (A) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period of five (5) Business Days or more, vacating or otherwise amending, supplementing, or modifying the Joint Plan Confirmation Order, or the Borrower shall apply for authority to do so, without, in each case, the prior written consent of the Required Lenders and the Exit Loan Agent, or (B) the Borrower shall fail to comply with the Joint Plan Confirmation Order in any material respect and such failure could reasonably be expected to have a Material Adverse Effect and is not cured within three (3) days of the earlier of (i) the Borrower’s knowledge of such failure to comply or (ii) notice thereof from the Exit Loan Agent;

 (vi)      [Reserved];

 (vii)    [Reserved];

 (viii)    [Reserved];

 (ix)      [Reserved];

 (x)       [Reserved];

 (xi)      [Reserved];

 (xii)     except as permitted under this Agreement, (A) the Borrower or any of its Affiliates shall file any pleading or proceeding seeking relief which could reasonably be expected to result in a Material Adverse Effect or (B) the Bankruptcy Court shall enter an order with respect to any pleading or proceeding brought by any other person which results in a Material Adverse Effect;

(t)         the Borrower shall fail to comply with its obligations under Section 5.03, and such failure continues unremedied for a period of ten (10) Business Days;

(u)        [Reserved];

(v)        [Reserved];

then, and in any such event, at any time while such event is continuing, the Exit Loan Agent, acting at the direction of the Required Lenders, (i) by written notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Financing Agreements to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 10.02         Remedies.

(a)        At any time an Event of Default exists or has occurred and is continuing, the Collateral Agent, the Exit Loan Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Bankruptcy Code, the

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UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by the Borrower, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to the Collateral Agent, the Exit Loan Agent and Lenders hereunder, under any of the other Financing Agreements, the Bankruptcy Code, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in the Exit Loan Agent’s discretion, but acting solely at the direction of the Required Lenders (or with respect to the Collateral Agent as provided in the Security Agreement), alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by the Borrower of this Agreement or any of the other Financing Agreements. Subject to Article XI hereof, the Exit Loan Agent, acting at the direction of the Required Lenders, may, at any time or times, proceed directly against the Borrower to collect the Exit Loan Obligations without prior recourse to the Collateral.

(b)        [RESERVED].

(c)        [RESERVED].

(d)        [RESERVED].

(e)        [RESERVED].

(f)         [RESERVED].

(g)        [RESERVED].

In addition to the remedies set forth above, the Exit Loan Agent may exercise any other remedies provided for by the Financing Agreements in accordance with the terms hereof and thereof or any other remedies provided by applicable law.

ARTICLE XI

THE EXIT LOAN AGENT

Section 11.01         Authorization and Action. (a) Each Lender (on behalf of itself and its Affiliates in their capacities as a Lender) hereby appoints and authorizes the Exit Loan Agent to take such actions on its behalf and to exercise such powers as are delegated to the Exit Loan Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.

(b)        The provisions of this Article are solely for the benefit of the Exit Loan Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 11.02         Exit Loan Agents Individually. (a) Any Person serving as an Exit Loan Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Exit Loan Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context

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otherwise requires, include each Person serving as an Exit Loan Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Exit Loan Agent hereunder and without any duty to account therefor to the Lenders.

(b)       Each Lender acknowledges that Vida Capital, Inc. and its respective Affiliates are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 11.02 as “Activities”) and may engage in the Activities with or on behalf of the Borrower or its Affiliates. Furthermore, Vida Capital, Inc. and its respective Affiliates may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of others (including the Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity and similar positions in the Borrower or any of its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of the Borrower or its Affiliates. Each Lender understands and agrees that in engaging in the Activities, Vida Capital, Inc. and its respective Affiliates may receive or otherwise obtain information concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder and under the other Financing Agreements), which information may not be available to any of the Lenders that are not Affiliates of Vida Capital, Inc. and its respective Affiliates. Except for documents expressly required by any Financing Agreement to be transmitted by the Exit Loan Agent to the Lenders, neither any Exit Loan Agent nor any of its respective Affiliates shall have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any Affiliate of the Borrower that may come into the possession of any Exit Loan Agent or any Affiliate thereof or any employee or Exit Loan Agent thereof.

Section 11.03         Duties of Exit Loan Agent; Exculpatory Provisions. (a) The Exit Loan Agent’s duties hereunder and under the other Financing Agreements are solely mechanical and administrative in nature and the Exit Loan Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Agreements. Without limiting the generality of the foregoing, the Exit Loan Agent:

 (i)         shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

 (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Agreements that such Exit Loan Agent is required to exercise upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Agreements); provided that no Exit Loan Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Exit Loan Agent or any of its Affiliates to liability or that is contrary to any Financing Agreement or

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applicable law; provided further that no Exit Loan Agent shall be required to take any action unless the written direction of the Required Lenders with respect to such action includes an agreement to indemnify such Exit Loan Agent with respect to such action; and

 (iii) except as expressly set forth herein and in the other Financing Agreements, shall not have any duty to disclose or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Exit Loan Agent or any of its Affiliates in any capacity.

(b)       The Exit Loan Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Exit Loan Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.01 or 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Exit Loan Agent shall not be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until notice describing such Default, identified as a “notice of default”, and such event or events is given to the Exit Loan Agent by the Borrower or any Lender.

(c)        The Exit Loan Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Financing Agreements or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Exit Loan Agent. Neither the Exit Loan Agent nor any of its Related Parties shall be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Exit Loan Agent or any other Person given in, pursuant to or in connection with any Financing Agreements.

(d)        Nothing in this Agreement or any other Financing Agreement shall require the Exit Loan Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Exit Loan Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Exit Loan Agent.

Section 11.04         Reliance by Exit Loan Agent. The Exit Loan Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine

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and to have been signed, sent or otherwise authenticated by the proper Person. The Exit Loan Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Without limiting Section 3.04, in determining compliance with any condition hereunder to the making of any Advances that by its terms must be fulfilled to the satisfaction of a Lender, the Exit Loan Agent may presume that such condition is satisfactory to such Lender unless the Exit Loan Agent shall have received notice to the contrary from such Lender prior to the making of such Advances. The Exit Loan Agent may consult with legal counsel (who may be counsel for the Borrower) independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. No Lender shall have any right of action whatsoever against the Exit Loan Agent as a result of the Exit Loan Agent acting hereunder or under any other Financing Document in accordance with the instructions of the Required Lenders or refraining from acting hereunder or under any other Financing Document in accordance with the instructions of the Required Lenders other than with respect to the Exit Loan Agent’s bad faith, gross negligence or willful misconduct.

Section 11.05         Delegation of Duties. The Exit Loan Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Financing Agreement by or through any one or more sub agents appointed by the Exit Loan Agent. The Exit Loan Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the Exit Loan Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article XI and Article XIII (as though such sub-agents were the “Agent” under the Financing Agreements) as if set forth in full herein with respect thereto; provided that the Exit Loan Agent shall not be responsible for the negligence or misconduct of any sub agents.

Section 11.06        Resignation of Exit Loan Agent. The Exit Loan Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a commercial bank or financial institution reasonably acceptable to the Required Lenders. If no such successor Exit Loan Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Exit Loan Agent, then the Exit Loan Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Exit Loan Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date and (i) the retiring Exit Loan Agent shall be discharged from its duties and obligations hereunder and under the other Financing Agreements (except that Exit Loan Agent shall continue to hold any Collateral until such time as a successor Exit Loan Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the retiring Exit Loan Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Exit Loan Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Exit Loan Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Exit Loan Agent, and the retiring Exit Loan Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Agreements (if not already discharged therefrom as

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provided above in this paragraph). After the retiring Exit Loan Agent’s resignation hereunder and under the other Financing Agreements, the provisions of this Article and Section 13.04 shall continue in effect for the benefit of such retiring Exit Loan Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Exit Loan Agent was acting as Exit Loan Agent under this Agreement.

Section 11.07        Non-Reliance on Exit Loan Agent and Other Lenders. (a) Each Lender confirms to the Exit Loan Agent, each other Lender and each of their respective Related Parties that it (i) possesses such knowledge and experience in financial and business matters that it is capable, without reliance on the Exit Loan Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, accounting and other financial matters) of entering into this Agreement, making Advances and other extensions of credit hereunder and under the other Financing Agreements and in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risk and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Financing Agreements is suitable and appropriate for it.

(b)       Each Lender acknowledges that it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Financing Agreements and that it has, independently and without reliance upon the Exit Loan Agent or any other Lender or any of their respective Related Parties and based on such documents and information, as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Exit Loan Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to be solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Financing Agreements, including but not limited to:

(i)         the financial condition, status and capitalization of the Borrower;

(ii)        the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Financing Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Agreement;

(iii)       determining compliance or non-compliance with any condition hereunder to the making of Advances; and

(iv)       the adequacy, accuracy and/or completeness of any of the information delivered by the Exit Loan Agent, any other Lender or by any other Person under or in connection with this Agreement or any other Financing Agreement, the transactions contemplated by this Agreement and the other Financing Agreements or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Agreement.

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Section 11.08          Indemnification.

(a)        Each Lender severally agrees to indemnify the Exit Loan Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Exit Loan Agent in any way relating to or arising out of the Financing Agreements or any action taken or omitted by the Exit Loan Agent under the Financing Agreements (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Exit Loan Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction; provided, further, that, no action taken or refrained from in accordance with the directions or consent of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Financing Agreements) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.08. Without limitation of the foregoing, each Lender agrees to reimburse each Exit Loan Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 13.04, to the extent that the Exit Loan Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 11.08 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person and whether or not the Exit Loan Agent is a party to such investigation, litigation or proceeding.

(b)        [Reserved].

(c)        For purposes of this Section 11.08, each Lender’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender and (ii) the aggregate unused portions of such Lender’s Commitments at such time. The failure of any Lender to reimburse the Exit Loan Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Exit Loan Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Exit Loan Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Exit Loan Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 11.08 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Financing Agreements.

ARTICLE XII

[RESERVED]

Section 12.01          [RESERVED].

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ARTICLE XIII

MISCELLANEOUS

Section 13.01        Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Financing Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a)        no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby and the Borrower, do any of the following at any time:

 (i)        amend or otherwise modify the definition of “Required Lenders” under this Agreement or the definition of “Lenders,” in any manner that changes the number of Lenders or the percentage of (x) the Commitment or (y) the aggregate unpaid principal amount of the Advances that, in each case, are required for the Lenders or any of them to take any action hereunder or under the Financing Agreements,

 (ii)       change the order of application of the proceeds of any Collateral from the application thereof set forth in this Agreement in any manner that is materially adverse to such affected Lender;

 (iii)      release all or substantially all of the Collateral in any transaction or series of related transactions (other than in connection with any sale or disposition permitted under Section 9.05) or as provided in the Accounts Agreement: or

 (iv)      amend this Section 13.01;

(b)        no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:

 (i)        increase the Commitment of a Lender without the consent of such Lender;

 (ii)       reduce the principal of, or stated rate of interest on, the Advances owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Financing Agreements to such Lender without the consent of such Lender; or

 (iii)      postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.04 or 2.08, or any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender; provided, that no amendment, waiver or consent shall, unless in writing and signed by the Exit Loan Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Exit Loan Agent under this Agreement or the other Financing Agreements.

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Section 13.02         Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic communication) and mailed, e-mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 13.02(b) and in the proviso to this Section 13.02(a), in an electronic medium and delivered as set forth in Section 13.02(b), if to the Borrower, to ______________ at its address at _______________, with a copy of any material notification to Thompson & Knight, LLP, One Arts Plaza, 1722 Ruth Street, Suite 1500, Dallas Texas 75201, Attn: ________, email: _______; if to any Lender, at its address specified in its Administrative Questionnaire; and if to the Exit Loan Agent, at its address at Vida Capital Inc., 805 Las Cimas Pkwy, Suite 350, Austin, Texas 78746, Attn: Dan Young, Esq., General Counsel, email: dan.young@vidacapitalinc.com; with a copy to Gray Reed & McGraw P.C., 1601 Elm Street, Suite 4600, Dallas Texas 75201, Attn: Jason S. Brookner, email:  jbrookner@grayreed.com; provided, however, that notices of borrowing, conversion or payment be sent to: [Exit Loan Agent treasury contact], with a copy to Mr. Young, or, as to any Party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 13.02(b) shall be delivered to the Exit Loan Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Exit Loan Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or sent by electronic communication, respectively, except that notices and communications to the Exit Loan Agent pursuant to Article II, III or XI shall not be effective until received by the Exit Loan Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.The Borrower hereby agrees that it will provide to the Exit Loan Agent all information, documents and other materials that it is obligated to furnish to the Exit Loan Agent pursuant to the Financing Agreements, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Exit Loan Agent to an electronic mail address specified by the Exit Loan Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Exit Loan Agent in the manner specified in the Financing Agreements but only to the extent requested by the Exit Loan Agent.

(c)        The Exit Loan Agent agrees that the receipt of the Communications by the Exit Loan Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Exit Loan Agent for purposes of the Financing Agreements. Nothing herein shall prejudice the right of the Exit Loan Agent or any Lender to give any notice or other communication pursuant to any Financing Agreement in any other manner specified in such Financing Agreement.

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(d)        The Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Subject to the provisions of subparagraph (e) below, the Borrower hereby agrees that (i) Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Exit Loan Agent and the Lenders and the Lenders to treat such Communications as either publicly available information or not material information (although it may contain sensitive business information and remains subject to the confidentiality undertakings of Section 13.10) with respect to the Borrower or its securities for purposes of United States federal and state securities laws, and (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information.”

(e)       EACH LENDER ACKNOWLEDGES THAT UNITED STATES FEDERAL AND STATE SECURITIES LAWS PROHIBIT ANY PERSON WITH MATERIAL, NON-PUBLIC INFORMATION ABOUT AN ISSUER FROM PURCHASING OR SELLING SECURITIES OF SUCH ISSUER OR, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, FROM COMMUNICATING SUCH INFORMATION TO ANY OTHER PERSON. EACH LENDER AGREES TO COMPLY WITH APPLICABLE LAW AND ITS RESPECTIVE CONTRACTUAL OBLIGATIONS WITH RESPECT TO CONFIDENTIAL AND MATERIAL NON-PUBLIC INFORMATION. Each Lender that is not a Public Lender confirms to the Exit Loan Agent that such Lender has adopted and will maintain internal policies and procedures reasonably designed to permit such Lender to take delivery of Restricting Information (as defined below) and maintain its compliance with applicable law and its respective contractual obligations with respect to confidential and material non-public information. A Public Lender may elect not to receive Communications and Information that contains material non-public information with respect to the Borrower or its securities (such Communications and Information, collectively, “Restricting Information”), in which case it will identify itself to the Exit Loan Agent as a Public Lender. Such Public Lender shall not take delivery of Restricting Information and shall not participate in conversations or other interactions with the Exit Loan Agent, any Lender or the Borrower in which Restricting Information may be discussed. No Agent Party, however, shall by making any Communications and Information (including Restricting Information) available to a Lender (including any Public Lender), by participating in any conversations or other interactions with a Lender (including any Public Lender) or otherwise, be responsible or liable in any way for any decision a Lender (including any Public Lender) may make to limit or to not limit its access to the Communications and Information. In particular, the Exit Loan Agent, on behalf of itself and each and all of its Affiliates, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender (including any Public Lender) has elected to receive Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material nonpublic information or such Lender’s compliance with applicable laws related thereto. Each Public Lender acknowledges that circumstances may arise that requires it to refer to Communications and Information that might contain Restricting Information. Accordingly, each Public Lender agrees that it will nominate at least one designee to receive Communications and Information (including Restricting Information) on its behalf and identify such designee (including such designee’s

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contact information) on such Public Lender’s Administrative Questionnaire. Each Public Lender agrees to notify the Exit Loan Agent in writing (including by electronic communication) from time to time of such Public Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission. Each Public Lender confirms to the Exit Loan Agent and the Lenders that are not Public Lenders that such Public Lender understands and agrees that the Exit Loan Agent and such other Lenders may have access to Restricting Information that is not available to such Public Lender and that such Public Lender has elected to make its decision to enter into this Agreement and to take or not take action under or based upon this Agreement, any other Financing Agreement or related agreement knowing that, so long as such Person remains a Public Lender, it does not and will not be provided access to such Restricting Information. Nothing in this Section 13.02(f) shall modify or limit a Lender’s (including any Public Lender) obligations under Section 13.10 with regard to Communications and Information and the maintenance of the confidentiality of or other treatment of Communications or Information.

Section 13.03         No Waiver; Remedies. No failure on the part of any Lender or the Exit Loan Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Financing Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 13.04          Costs and Expense.

(a)        Each party will bear its own costs and expenses in connection with the negotiation, execution and delivery and administration of this Agreement and the other Financing Agreements and any related bankruptcy proceedings.

(b)       The Borrower agrees to pay on demand all costs and expenses of the Exit Loan Agent and the Lenders in connection with the enforcement of the Financing Agreements, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the fees and expenses of counsel for the Exit Loan Agent and one set of counsel for the Lenders with respect thereto).

(c)        The Borrower agrees to indemnify, defend and save and hold harmless each Exit Loan Agent, each Lender and each of their Affiliates and their respective Related Parties (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, the actual or proposed use of the proceeds of the Advances, the other Financing Agreements or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss,

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liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.04(a) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, trustee, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by this Agreement are consummated. The Borrower also agrees not to assert any claim against the Exit Loan Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, the actual or proposed use of the proceeds of the Advances, the other Financing Agreements (other than the Plan Collaboration Agreement) or any of the transactions contemplated by the Financing Agreements (other than the Plan Collaboration Agreement).

(d)        [RESERVED].

(e)        If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Financing Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by the Exit Loan Agent or any Lender, in its sole discretion.

(f)         Without prejudice to the survival of any other agreement of the Borrower hereunder or under any other Financing Agreement, the agreements and obligations of the Borrower contained in Sections 2.11 and 2.13 and this Section 13.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Financing Agreement.

Section 13.05          Right of Set-off.

(a)        Upon the making of the request or the granting of the consent specified by Section 10.01 to authorize the Exit Loan Agent to declare the Advances due and payable pursuant to the provisions of Section 10.01, the Exit Loan Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Exit Loan Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Exit Loan Obligations now or hereafter existing under the Financing Agreements, irrespective of whether the Exit Loan Agent or such Lender shall have made any demand under this Agreement and although such Exit Loan Obligations may be unmatured. The Exit Loan Agent and each Lender agrees promptly to notify the Borrower after any such set- off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Exit Loan Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Exit Loan Agent, such Lender and their respective Affiliates may have.

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Section 13.06         Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Exit Loan Agent and the Exit Loan Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Exit Loan Agent and each Lender and their respective successors and permitted assigns.

Section 13.07          Assignments and Participations. The Borrower has no right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

(a)        After the Exit Loan shall have been fully funded on the Effective Date, each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Exit Loan owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations hereunder, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitment being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than (i) $250,000 (or such lesser amount as shall be approved by the Exit Loan Agent), (ii) each such assignment shall be to an Eligible Assignee, and (iii) the parties to each such assignment shall execute and deliver to the Exit Loan Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes (if any) subject to such assignment.

(b)        Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.11, 2.13 and 13.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement or such Lender shall cease to be a party hereto).

(c)        By executing and delivering an Assignment and Assumption, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Financing Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Financing Agreement or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition

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of the Borrower or the performance or observance by the Borrower of any of its obligations under any Financing Agreement or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the reports, budgets, financial statements and notices delivered pursuant to Article VIII and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Exit Loan Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Exit Loan Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Financing Agreements as are delegated to such Exit Loan Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d)       The Exit Loan Agent, acting for this purpose (but only for this purpose) as the non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 13.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments, and the principal amount of the Advances owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Exit Loan Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Exit Loan Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)        Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee, together with any Note or Notes (if any) subject to such assignment, the Exit Loan Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. In the case of any assignment by a Lender, within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Exit Loan Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it hereunder pursuant to such Assignment and Assumption and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A hereto.

(f)         [RESERVED].

(g)        After the Exit Loan shall have been fully funded on the Effective Date, each Lender may sell participations to one or more Persons (other than the Borrower or

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any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Exit Loan Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Financing Agreement, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranties; provided that notwithstanding anything herein or in any other Financing Agreement to the contrary, no Affiliate of the Borrower that is a Lender hereunder shall be entitled to any vote in connection with any amendment, modification or waiver of this Agreement or any other Financing Agreement or in connection with any exercise of rights or remedies of the Borrower under the Financing Documents and any participation interest of such Affiliate shall be disregarded for such purposes.

(h)       Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

(i)         Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(j)         Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 13.07, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Financing Agreements even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

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(k)        [RESERVED].

Section 13.08         Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or electronic transmission (e.g., “pdf”) of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

Section 13.09         [RESERVED]. Confidentiality. Exit Loan Agent and each Lender shall keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, and in compliance with applicable privacy and similar laws such as the Texas Life Settlement Act and the United States Health Insurance Portability and Accountability Act, provided, that, nothing contained herein shall limit the disclosure of any such information, to the extent permitted by such privacy and similar laws, (a) to such Exit Loan Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors, to any pledgee referred to in Section 13.07(j), to actual or prospective Eligible Assignees and participants and to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, and, in each case, then only on a confidential basis, (b) as required by any law, rule or regulation or legal or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) or non-governmental regulatory authority purporting to have jurisdiction over such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender, (e) in connection with any litigation or proceeding related to this Agreement, any other Financing Agreement or the Cases to which such Exit Loan Agent or such Lender or any of its Affiliates may be a party and which was not initiated by such party, (f) in connection with the exercise of any right or remedy under this Agreement or any other Financing Agreement, (g) to any other party hereto on a confidential basis, (h) with the consent of the Borrower or (i) to the extent that such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to any Exit Loan Agent or Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

Section 13.11         Patriot Act Notice. Each Lender and the Exit Loan Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Exit Loan Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Exit Loan Agent or any Lender in order to assist the Exit Loan Agent and the Lenders in maintaining compliance with the Patriot Act.

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Section 13.12        Jurisdiction, Etc. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court and if the Bankruptcy Court does not have (or abstains from) jurisdiction, to the exclusive general jurisdiction of any Texas state court or federal court of the United States of America sitting in the Northern District of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Financing Agreements, and waives any objection based on venue or forum non conveniens with respect to any action instituted in the courts described above arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Exit Loan Agent and Lenders shall have the right to bring any action or proceeding against the Borrower or its or their property in the courts of any other jurisdiction which Exit Loan Agent deems necessary or appropriate in order to realize on the Collateral).

Section 13.13         Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Texas.

Section 13.14         Waiver of Jury Trial. The Borrower, the Exit Loan Agent and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Financing Agreements or the Advances, or the actions of any Exit Loan Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 13.15         Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be.

Section 13.16        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Financing Agreement), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Exit Loan Agent or Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Financing Agreements, irrespective of whether any Exit Loan Agent or Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by any Exit Loan Agent or Lender are arm’s -length commercial transactions between the Borrower and its Affiliates, on the one hand, and such Exit Loan Agent or Lender, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Financing Agreements; and (b) (i) each of the Exit Loan Agent and Lenders is and has been

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acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, Exit Loan Agent or fiduciary for the Borrower or any of their respective Affiliates, or any other Person; (ii) none of the Exit Loan Agent or Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Financing Agreements; and (iii) the Exit Loan Agent, Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Exit Loan Agents or Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Exit Loan Agent and Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.17         No Recourse Against Trustee Individually. The trustee of the Borrower is entering into this Agreement solely in his capacity as trustee of Life Partners Position Holder Trust. There shall be no recourse under any circumstance, against the trustee in individually for any obligations or liabilities hereunder or under any other Financing Agreement. The sole recourse of the Exit Agent, the Lenders and any other Person with respect to such obligations and liabilities shall be against trust assets of Life Partners Position Holder Trust available for the payment of such obligations and liabilities.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LIFE PARTNERS POSITION HOLDER TRUST,
as the Borrower

By:
Name: Edward Espinosa
Title: Trustee

[Signature Page to Exit Loan Facility Agreement]

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VIDA CAPITAL, INC.,
as the Exit Loan Agent

By:
Name:
Title:

2

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VIDA OPPORTUNITY FUND LP,
as the Exit Loan Lender

By:
Name:
Title:

3